Exhibit 10.2

THIS MANAGEMENT FEE AGREEMENT is dated as of December 2, 2006 (this “Agreement”) and is between Freescale Semiconductor, Inc., a Delaware corporation (“Freescale” or the “Company”) and TC Group IV, L.L.C. (the “Advisor”).

RECITALS

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2006, by and among Firestone Holdings LLC, and Firestone Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Freescale.

WHEREAS, pursuant to an assignment and assumption agreement dated November 13, 2006, Firestone Holdings LLC assigned all of its rights and obligations under the Merger Agreement to Firestone Holdings L.P., a Cayman Islands exempted limited partnership (“Parent”), which agreed to assume all such rights and obligations.

WHEREAS, pursuant to the terms and subject to the conditions of the Merger Agreement, the Merger Sub merged with and into Freescale (the “Merger”), with Freescale surviving the Merger.

WHEREAS, funds affiliated with or managed or advised by each of The Blackstone Group, The Carlyle Group, Permira Advisers LLC and Texas Pacific Group, along with certain other investors (each such fund, an “Investor”; and each such group of affiliated funds or funds advised by the same adviser, an “Investor Group”) made an investment in Parent (the “Equity Financing”) in connection with the Merger and entered into an Investors Agreement dated as of December 1, 2006 (the “Investors Agreement”).

WHEREAS, the Merger was financed in part by the Equity Financing and in part by debt financings arranged by the Advisor (such financings, together with the Merger, the Equity Financing and related transactions are collectively referred to as the “Transactions”).

WHEREAS, the Advisor has expertise in the areas of finance, strategy, investment, acquisitions and other matters relevant to the Company and its business.

WHEREAS, the Advisor used its expertise to provide substantial financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance in connection with the Transactions.

WHEREAS, the Company desires to avail itself and its subsidiaries of the Advisor’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance, which the Company believes will be beneficial to it and its subsidiaries, and the Advisor wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into substantially identical management fee agreements (“Advisory Agreements”) with the affiliates or advisors of the Investors listed on Schedule A hereto (the “Other Advisors”).

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Appointment.

The Company hereby engages the Advisor, on a non-exclusive basis, to provide the services described in Section 2 (the “Services”) on the terms and subject to the conditions of this Agreement.

SECTION 2. Services.

(a) The Advisor agrees that until the earlier of the Termination Date or the date mutually agreed upon pursuant to Section 3(b) below, it will provide to the Company, to the extent appropriate and requested by the Company, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Advisor Designees”), as the Advisor in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (a) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (b) advice regarding the strategy of the Company, (c) advice regarding dispositions and/or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company; provided that the Services do not include any advisory or other services in connection with the Transactions; and provided, further, that if the Investor Group affiliated with or advised by the Advisor holds less than 10% of the limited partnership interests of Parent purchased by such Investor on the Closing Date, the Advisor will not be obligated to provide any Services.

(b) It is expressly agreed that the Services to be performed under this Agreement will not include any investment banking or other financial advisory services which may be provided by the Advisor or any of its affiliates or Advisor Designees in connection with any actual or potential acquisition, divestiture, financing, refinancing, recapitalization or other transaction involving the Company or any of its subsidiaries. The Advisor or its Advisor Designees shall be entitled to receive compensation, in addition to any fees paid under this Agreement, for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and the Advisor or its relevant affiliates or Advisor Designees, on the other hand.

SECTION 3. Fees.

(a) Management Fee. In consideration for the Services, the Company will pay to the Advisor or its Advisor Designee an annual management fee in respect of each fiscal year from and including fiscal year 2006 (for which a pro-rated amount shall be assessed as described below) (the “Management Fee”; the term “Management Fee” as used in this Agreement means the Annual Amount as adjusted by the terms of this paragraph (a)). The Management Fee will accrue and be payable through December 31 of the year in which the Termination Date (as defined below) occurs. No Management Fee, or any portion thereof shall be refundable under any circumstances, except as provided below.

(i) On December 4, 2006, the Company shall pay to the Advisor or its Advisor Designee an aggregate amount of $361,983.89, representing a pro rata portion of the Annual Amount (as defined below) in respect of fiscal year 2006 calculated from December 2, 2006 through December 31, 2006.

(ii) Subject to Section 3(a)(iv) below, the Company shall pay to the Advisor or its Advisor Designee an annual aggregate amount equal to the product of (x) 15.85% and (y) 1.5% of the projected annual EBITDA (as defined below) based on the Company’s annual budget for such year (the “Annual Amount”). The Annual Amount shall be paid quarterly in advance in four equal payments on each January 1, April 1, July 1 and October 1, commencing on January 1, 2007.

(iii) On each April 30, commencing on April 30, 2008, (i) the Advisor will deliver to the Company a statement of the Services rendered for the most recently completed fiscal year (the “Recent Fiscal Year”) and (ii) the Company shall deliver to the Advisor a statement (the “EBITDA Statement”) setting forth for the Recent Fiscal Year a calculation of the Annual Amount based on the actual amount of the Company’s EBITDA for such Recent Fiscal Year. If the actual Annual Amount set forth on the EBITDA Statement exceeds the estimated Annual Amount previously paid with respect to such Recent Fiscal Year, then the Company shall promptly pay to the Advisor or its Advisor Designee, without interest, an amount equal to such excess.

(iv) If the estimated Annual Amount previously paid with respect to such Recent Fiscal Year exceeds the actual Annual Amount set forth on the EBITDA Statement, then the estimated Annual Amount to be paid in respect of the next fiscal year of the Company shall be reduced by the amount of such excess.

If the Advisor receives any payment of Management Fees in advance and its obligation to provide Services terminates within the calendar quarter to which such payment relates, the Advisor shall promptly (no later than 15 days after any such termination) turn over to the Company a portion of the payment or payments so received equal to the number of days remaining in the calendar quarter from the date the Advisor was no longer obligated to provide Services divided by 90 (“Returned Amounts”). The Company shall pay such Returned Amounts to the Other Advisors under all other Advisory Agreements, other than to any such Other Advisor that, under its respective agreement, is no longer obligated to provide Services. In the event there are Returned Amounts under any Advisory Agreement, in consideration for the incremental Services to be provided by the Advisor, the Advisor shall be entitled to receive a portion of such Returned Amounts equal to a fraction, the numerator of which is the aggregate Management Fee which the Advisor became entitled to receive in respect of such calendar quarter, and the denominator of which is the aggregate Management Fee paid to all advisors under all Advisory Agreements (including this Agreement) in respect of such calendar quarter, other than any advisor that, under its respective agreement, is no longer obligated to provide Services.

In the event an Other Advisor’s obligation to provide Services under its Advisory Agreement terminates and it is no longer entitled to its management fee, in consideration for the incremental Services to be provided by the Advisor, the Advisor shall be entitled to receive a portion of such management fee previously payable to such Other Advisor equal to a fraction, the numerator of which is the aggregate Management Fee which the Advisor is then entitled to, and the denominator of which is the aggregate Management Fee to which all advisors under all Advisory Agreements (including this Agreement) are then entitled to, other than any such advisor that, under its respective agreement, is no longer obligated to provide Services.

All amounts paid by the Company to the Advisor or its Advisor Designee pursuant to this Section 3 shall be made by wire transfer in same-day funds to the bank account designated by the Advisor or its Advisor Designee, and shall not be refundable under any circumstances, except as provided above.

For purposes of this Agreement:

(i) “Termination Date” means the earliest of (i) the tenth anniversary of the date hereof, (ii) such time as the Advisor is no longer obligated to provide Services pursuant to Section 2(a) and (iii) such earlier date as the Company and the Advisor may mutually agree upon.

(ii) “EBITDA” shall mean “Consolidated EBITDA”, as such term is defined in the Credit Agreement, dated as of December 1, 2006, among Merger Sub (to be merged with and into the Company), Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other parties thereto, as the same may be amended or replaced from time to time.

(b) Early Termination. Notwithstanding anything to the contrary contained in this Agreement, (i) at any time in connection with or in anticipation of (but conditional upon) a Change of Control (as defined below) or a Qualified Public Offering (as defined below), or sale of all or substantially all of the Company’s shares, businesses or assets (or at any time thereafter) or (ii) such earlier time as mutually agreed upon, and so long as a similar election is made with respect to all Advisory Agreements, the Advisor and the Company may mutually agree to terminate this Agreement and the Services provided hereunder in consideration for a lump sum payment by the Company to the Advisor or its Advisor Designee, in an amount to be determined at such time and consistent with customary practices of the Advisor. Such payment shall be paid on the date on which the Change of Control or Qualified Public Offering, or sale of shares, businesses or assets is consummated, or upon such other date as mutually agreed. Following the payment of the lump sum payment, the obligation of the Advisor to provide the Services hereunder, and the corresponding obligations of the

Company to pay Management Fees, shall be terminated, but all other provisions of this Agreement shall continue unaffected. For purposes of this Agreement, “Change of Control” and a “Qualified Public Offering” shall have the meanings set forth in the Investors Agreement.

(c) Non-Payment. Other than following or in connection with a Change of Control, with the approval of the Majority Principal Investors (as defined in the Investors Agreement), the Company may defer the payment of any portion of the Management Fee (in the same proportion as the aggregate Management Fee to which all advisors under all Advisory Agreements (including this Agreement) is deferred) to the extent necessary in order for the Company to remain in compliance with rating agency requirements and covenants to lenders. To the extent the Company does not pay any portion of the Management Fee for any reason, including in reliance on the preceding sentence, or by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, (x) any accrued but unpaid portion of the Management Fee shall be paid to the Advisor upon the earlier of (i) the first date on which the payment of such unpaid amount is permitted under such requirements or covenants, agreement or indenture, to the extent permitted by such requirements or covenants, agreement or indenture, and (ii) the total or partial liquidation, dissolution or winding up of the Company. Any portion of the Management Fee not paid on the scheduled due date will bear interest, payable in cash on each scheduled due date, at an annual rate of interest equal to the Non-Payment Rate (as defined below), from the date due until paid. For these purposes, the fact that the Advisor is subsequently no longer entitled to receive payments pursuant to paragraphs (a) or (b) above shall not affect its right to receive any deferred payment to which it is entitled pursuant to this paragraph (c). As used in this Agreement, the term “Non-Payment Rate” means a rate per annum equal to the greater of (i) the highest interest rate or rate of liquidation preference accretion paid, incurred or accrued by the Company and its subsidiaries in respect of any financial indebtedness or preferred stock and (ii) the Treasury Rate plus 350 basis points, in either case determined at the date payment was first due and not paid (the “First Date”), subject to upward adjustment (but not downward) on each one-year anniversary of such First Date, any such upward adjustment to be retroactive to the First Date. The Non-Payment Rate will be calculated on the basis of a 360-day year. “Treasury Rate” means the yield to maturity of United States Treasury notes with a 3-month maturity as published in the Wall Street Journal (or, if the Wall Street Journal no longer publishes such rates, any publicly available source of similar market data).

SECTION 4. Reimbursements.

The Company will pay directly or reimburse the Advisor and each of its Advisor Designees for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by an Advisor and its Advisor Designees in connection with the Services provided under this Agreement (including prior to the Effective Date, as defined below), the Merger Agreement or the Transactions, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, financial advisor, outside legal counsel, advisor or consultants, retained by the Advisor or any of its Advisor Designees, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by the Advisor or any of its Advisor Designees, and (c) transportation, per diem costs, word processing expenses or any similar expense incurred in connection with the Services provided under this Agreement. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by the Advisor or its Advisor Designee (if such Out-of-Pocket Expenses were incurred by the Advisor or its Advisor Designees) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, or at the Advisor’s election to the account indicated to the Company by the relevant payee.

SECTION 5. Indemnification.

(a) The Company will indemnify and hold harmless, to the full extent permitted by law, the Advisor, its Advisor Designees and their respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and affiliates (as the term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof) (other than the Company and its subsidiaries) (and partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and controlling persons thereof) (each such person being an “Indemnified Party”) against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services under this Agreement (including any services since September 15, 2006) or the engagement of the Advisor or its Advisor Designees pursuant to, and the performance by the Advisor and its Advisor Designees of the Services under this Agreement (including any services since September 15, 2006), whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and any and all expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any other such Indemnified Party. The provisions of this Section 5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and its respective successors, heirs and representatives.

(b) If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by the Advisor or Advisor Designee, on the other hand, with respect to the Services or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company, on the one hand, and of the Advisor or Advisor Designee, on the other hand; provided, however, that to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by the Advisor and Advisor Designees from the Company with respect to the Services. Relative benefits to the Company, on the one hand, and to the Advisor and Advisor Designees, on the other hand, with respect to the Services shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Services or any transactions to which the Services relates bears to (ii) all fees actually received by the Advisor and Advisor Designees in connection with the Services. Relative fault shall be determined, in the case of Liabilities arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to the Advisor and Advisor Designees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c) Upon receipt by an Indemnified Party of actual notice of any pending or threatened action, claim, suit, investigation or proceeding (an “Action”) against such Indemnified Party with respect to which indemnity may be sought under this Agreement, such Indemnified Party shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by such Indemnified Party, assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Company has failed to assume promptly the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company will not, without the Advisor’s prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Company has given the Advisor reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein.

(d) Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify the Advisor in writing thereof and, if requested by the Advisor, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions satisfactory to the Advisor.

(e) The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. The Company acknowledges that in connection with the Services the Advisor and Advisor Designees are acting as independent contractors and not in any other capacity with duties owing solely to the Company.

(f) The provisions of this Section shall apply to the Services provided to the Company by the Advisor and Advisor Designees (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of this Agreement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 6. Accuracy of Information.

The Company has furnished since September 15, 2006, and shall furnish or cause to be furnished to the Advisor such information as the Advisor or its Advisor Designees believe reasonably appropriate to their management, advisory and consulting services hereunder (all such information so furnished, the “Information”). The Company recognizes and confirms that the Advisor (a) has and will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 7. Effective Date.

This Agreement will be deemed to be effective from and after December 2, 2006 (the “Effective Date”).

SECTION 8. Term.

The obligation to provide Services shall continue through and until the earlier of (i) the Termination Date, or (ii) the date agreed upon pursuant to Section 3(b); provided, however, that the Company’s obligations pursuant to Sections 3, 4, and 5, and its obligation to pay any unpaid amounts that have otherwise become due and payable hereunder, shall survive any such termination.

SECTION 9. Permissible Activities.

Nothing herein will in any way preclude the Advisor or its Advisor Designees (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, affiliates, agents or representatives from engaging in or investing in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be or are in competition with the (or any) business conducted by the Company or any of its subsidiaries.

SECTION 10. Miscellaneous.

(a) This Agreement may only be amended, modified or supplemented in writing with the consent and signature of the Advisor and the Company; provided, however, that if this Agreement is amended to increase or decrease fees payable by the Company then all Advisory Agreements in which the Other Advisors thereunder are still obligated to provide Services as specified in Section 2(a) shall be adjusted in proportion to their relative entitlement to receive management fees. Any party hereto may on behalf of itself only, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

(b) Any notices, demands, requests, waivers, or other communications required or permitted under this Agreement shall be in writing and shall be addressed as follows:

To the Company:	Freescale Semiconductor, Inc. 6501 William Cannon Drive West Austin, Texas 78735 Facsimile: (512) 895-3892 Attention: General Counsel

To the Advisor:	TC Group IV, L.L.C. 101 South Tryon Street, 25th Floor Charlotte, NC 28280 Facsimile: (704) 632-0299 Attention: Claudius E. Watts IV
With a copy to:	Latham & Watkins LLP 555 Eleventh Street, N.W. Tenth Floor Washington, D.C. 20004 Facsimile: (202) 637-2201 Attention: Daniel T. Lennon

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally, and (ii) one business day after being sent by overnight courier.

(c) This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(e) All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(f) The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to the next sentence, no Person other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Advisor Designees and the respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and affiliates of the Advisor and its Advisor Designees are third-party beneficiaries under Section 5 of this Agreement. The Advisor shall have the right to assign this Agreement to its affiliate or affiliates.

(g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Management Fee Agreement on the date first written above.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Karen Roscher
Name:	Karen Roscher
Title:	Vice President and Acting Controller

[Freescale Signature Page to TC Group IV, L.L.C. Management Fee Agreement]

TC GROUP IV, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Member

[TC Group IV, L.L.C. Signature Page to Management Fee Agreement]

Schedule A

Other Advisors

Blackstone Management Partners V L.L.C.

TC Group IV, L.L.C.

Permira Advisers LLC

Permira Advisers (London) Limited

TPG GenPar IV — AIV, L.P.

TPG GenPar V — AIV, L.P.

GGC Administration, LLC